Exhibit10.1

Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is made and entered into by the undersigned parties: The LGL Group, Inc. (known as the “Company”) and Joan Atkinson Nano (known as the “Consultant”). In consideration of the promises, rights and obligations set forth below, the parties hereby agree as follows:

1.	Services

Th Consultant, upon appointment by the BOD will provide finance and accounting services that will include responsibilities for:

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Securities and Exchange Commission (“SEC”) reporting requirements including appropriate preparation, review, and submission of the required forms of a publicly traded company, including, but not limited to financial reporting for annual and quarterly periods (Forms 10-K and 10-Q), ownership (Forms 3, 4, & 5), and the annual Proxy Statement (Form DEF14A);

•	The Company’s restricted stock and stock option plans;
•	The internal and disclosure control process and continuing compliance with COSO 2013;
•	Technical compliance with US GAAP;
•	The preparation of presentations for the AC and BOD;
•	Other finance and accounting consulting services to the Company.
2.	Directing Persons

The Consultant shall take direction from the Company’s management or as directed by Company’s Board of Directors under the direction of its Chairman. Additional services or amendments to the services described above may be agreed upon between the parties.

3.	Location of Services to be Performed

2525 Shader Road, Orlando Florida will be the primary location of where the Consultant will conduct the services to be performed under the Consulting Agreement. You may perform services at other company locations from time to time as required.

4.	Title

The Consultant shall operate with the title of Chief Accounting Officer of the Company.

5.	Compensation

Subject to providing, the services as outlined above, the Consultant will work approximately 40 hours for the first term for an equivalent of $ 8,000 per month paid as a retainer in lieu of hours. We will review for a “True up” the allocation of work regularly, and calculate adjustments as necessary at least every quarter after filing the period’s quarterly documents with the SEC. The Company will be invoiced semi-monthly, with payment due within 14 business days of receipt of the invoice.

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6.	Term

The term of this Agreement is “at will” and can be terminated by either party for any reason or no reason as provided by the provisions in this agreement.

7.	Relationship

The Consultant will provide the Consultant’s services to the Company as an independent contractor and not as an agent or employee.

Accordingly;

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The Consultant agrees that the Company shall have no liability or responsibility for the withholding, collection or payment of any taxes or employment insurance premiums on any amounts paid by the Company to the Consultant. The Consultant also agrees to indemnify the Company from any and all claims in respect to the Company’s failure to withhold and/or remit any taxes or insurance premiums.

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The Consultant agrees that as an independent contractor, the Consultant will not be qualified to participate in or to receive any employee benefits that the Company may extend to its employees. The Consultant will arrange for her own health insurance and other benefits at her own expense.

•	The Company shall pay the Consultant for reasonable business expenses approved in advance by the Company.
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The Consultant is free to provide services to other clients, so long as such other clients are not in competition with the Company and so long as there is no interference with the Consultant’s contractual obligations to the Company.

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The Consultant has no authority to and will not exercise or hold itself out as having any authority to enter into or conclude any contract or to undertake any commitment or obligation in the name of or on behalf of the Company.

8.	Confidentiality and Intellectual Property

The Consultant hereby acknowledges that it has read and agrees to be bound by the terms and conditions of the Company’s confidentiality and proprietary information agreement attached hereto as Schedule “A” and which forms an integral part of this Agreement.

The Consultant hereby represents and warrants to the Company that it is not party to any written or oral agreement with any third party that would restrict its ability to enter into this Agreement or the Confidentiality and Proprietary Information Agreement or to perform the Consultant’s obligations hereunder and that the Consultant will not, by providing services to the Company, breach any non-disclosure, proprietary rights, noncompetition, non-solicitation or other covenant in favor of any third party.

The Consultant hereby agrees that, during the term of this Agreement and for one (1) year following the termination hereof, the Consultant will not (i) recruit, attempt to recruit or directly or indirectly participate in the recruitment of any Company employee or (ii) directly or indirectly solicit, attempt to solicit, canvass or interfere with any customer or supplier of the Company in a manner that conflicts with or interferes in the business of the Company as conducted with such customer or supplier.

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9.	Termination

This consulting agreement is “at will” as provided by the provisions of paragraph 6.

The Consultant agrees that the Company may terminate this Agreement at any time without notice or any further payment if the Consultant is in breach of any of the terms of this Agreement.

The Company may terminate this Agreement at any time at its sole discretion, upon providing to the Consultant twenty-one (21) calendar days advance written notice of its intention to do so or payment of fees in lieu thereof.

The Consultant may terminate this Agreement at any time at its sole discretion upon providing to the Company twenty-one (21) calendar days’ notice of Consultant’s intention to do so. Upon receipt of such notice the Company may waive notice in which event this Agreement shall terminate immediately.

10.Obligations Surviving Termination of this Agreement

All obligations to preserve the Company’s Confidential Information, Intellectual Property and other warranties and representations set forth herein shall survive the termination of this Agreement.

11.Entire Agreement

This Agreement, together with the Confidentiality and Proprietary Information Agreement, represents the entire agreement between the parties and the provisions of this Agreement shall supersede all prior oral and written commitments, contracts and understandings with respect to the subject matter of this Agreement. This Agreement may be amended only by mutual written agreement of the parties. This Consulting Agreement may be executed in counterparts whether by original signature of facsimile copy thereof, each of which shall be an original but all of which when taken together shall constitute one and the same instrument.

12.	Assignment

This Agreement shall inure to the benefit of and shall be binding upon each party’s successors and assigns. Neither party shall assign any right or obligation hereunder in whole or in part, without the prior written consent of the other party.

13.	Policies and Procedures:

You will be subject to the compliance policies and procedures of the Company.

14.	Arbitration

All controversies that may arise between You and the Company regarding the construction, performance or breach of this Consulting Agreement, shall be determined by arbitration before the arbitration facility provided by the Financial Industry Regulatory Authority, Inc., or its successor in accordance with its arbitration rules then in force. A written arbitration demand must be made no later than one hundred and eighty (180) days after the problem or dispute arises. This agreement to arbitrate does not preclude the Company or any Affiliate from seeking and obtaining, in any court having jurisdiction, specific performance or temporary or preliminary injunctive relief to enforce the provisions of this Consulting Agreement, including as set forth in paragraph 6 hereof. In addition, neither the Company nor any Affiliate is precluded by this Consulting Agreement from initiating, in any court have jurisdiction, claims of unfair competition or the unauthorized used or disclosure of trade secrets or confidential information.

In the event a party hereto enforces its rights under this Consulting Agreement by way of legal action or similar such proceeding, the prevailing party thereto (as determined by a court of competent jurisdiction in a final non-appealable order) shall be entitled to recover from the non- prevailing party the reasonable legal fees, costs and others expenses that the prevailing party incurred to enforce the provisions of this Consulting Agreement.

15.	Governing Law and Principles of Construction.

This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first above written.

COMPANY REPRESENTATIVE		CONTRACTOR

By:	/s/ Ivan Arteaga	By:	/s/ Joan Atkinson Nano

Name:	Ivan Arteaga	Name:	Joan Atkinson Nano

Date:	6/29/2020	Date:	6/29/2020

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Schedule “A”

CONFIDENTIALITY AND PROPRIETARY INFORMATION AGREEMENT

In consideration of your engagement as an independent contractor or consultant with The LGL Group, Inc. (the “Company”), the undersigned (the “Consultant”) agrees and covenants as follows:

1.

Engagement with the Company as an independent contractor or consultant (“Engagement”) will give the Consultant access to proprietary and confidential information belonging to the Company, its customers, its suppliers and others (the proprietary and confidential information is collectively referred to in this Agreement as “Confidential Information”). Confidential Information includes but is not limited to customer lists, marketing plans, proposals, contracts, technical and/or financial information, databases, software and know-how. All Confidential Information remains the confidential and proprietary information of the Company.

2.	As referred to herein, the “Business of the Company” shall relate to the business of the Company as the same is determined by the Board of Directors of the Company from time to time.
3.

The Consultant may in the course of the Consultant’s Engagement with the Company conceive, develop or contribute to material or information related to the Business of the Company, including, without limitation,  software, technical documentation, ideas, inventions (whether or not patentable), hardware, know-how, marketing plans, designs, techniques, documentation and records, regardless of the form or media, if any, on which such is stored (referred to in this Agreement as “Proprietary Property”). The Company shall exclusively own, and the Consultant does hereby assign to the Company, all Proprietary Property which the Consultant conceives, develops or contributes to in the course of the Consultant’s Engagement with the Company and all intellectual and industrial property and other rights of any kind in or relating to the Proprietary Property, including but not limited to all copyright, patent, trade secret and trade-mark rights in or relating to the Proprietary Property. Material or information conceived, developed or contributed to by the Consultant outside work hours on the Company’s premises or through the use of the Company’s property and/or assets shall also be Proprietary Property and be governed by this Agreement if such material or information relates to the Business of the Company. The Consultant shall keep full and accurate records accessible at all times to the Company relating to all Proprietary Property and shall promptly disclose and deliver to the Company all Proprietary Property.

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The Consultant shall, both during and after the Consultant’s Engagement with the Company, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company. The Consultant may, however, use or disclose Confidential Information which:

(i)	is or becomes public other than through a breach of this Agreement;
(ii)	is known to the Consultant prior to the date of this Agreement and with respect to which the Consultant does not have any obligation of confidentiality; or
(iii)

is required to be disclosed by law, whether under an order of a court or other legal process, provided that Consultant informs the Company of such requirement in sufficient time to allow the Company to avoid such disclosure by the Consultant.

The Consultant shall return or destroy, as directed by the Company, Confidential Information, Proprietary Property and any other Company property to the Company upon request by the Company at any time. The Consultant shall certify, by way of affidavit or statutory declaration, that all such Confidential Information, Proprietary Property or Company property has been returned or destroyed, as applicable.

5.

The Consultant covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company’s premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or proprietary property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of the Consultant’s Engagement with the Company.

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6.

At the reasonable request and at the sole expense of the Company, the Consultant shall do all reasonable acts necessary and sign all reasonable documentation necessary in order to ensure the Company’s ownership of the Proprietary Property, the Company property and all intellectual and industrial property rights and other rights in the same, including but not limited to providing to the Company written assignments of all rights to the Company and any other documents required to enable the Company to document rights to and/or register patents, copyrights, trade-marks, industrial designs and such other protections as the Company considers advisable anywhere in the world.

7.	The Consultant hereby irrevocably and unconditionally waives all moral rights the Consultant may now or in the future have in any Proprietary Property.
8.

The Consultant agrees that the Consultant will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and proprietary rights as the Company’s customers or suppliers reasonably require to protect confidential information or proprietary property.

9.

Regardless of any changes in position, fees or otherwise, including, without limitation, termination of the Consultant’s Engagement with the Company, unless otherwise stipulated pursuant to the terms hereof, the Consultant will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

10.

The Consultant agrees that the Consultant’s sole and exclusive remedy for any breach by the Company of this Agreement will be limited to monetary damages and in case of any breach by the Company of this Agreement or any other Agreement between the Consultant and the Company, the Consultant will not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.

11.	This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.
12.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deleted and the other provisions shall remain in effect.

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IN WITNESS WHEREOF the Company and the Consultant have caused this Agreement to be executed as of the 23rd day of January, 2018.

THE LGL GROUP, INC

Per:	/s/ Ivan Arteaga

Name:	Ivan Arteaga
Title	Chief Executive Officer
CONSULTANT		WITNESS

/s/ Joan Atkinson Nano		/s/ John Nano

Joan Atkinson Nano		Name	John Nano

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